EXHIBIT 99.3 - PRESS RELEASE ISSUED MAY 14, 1998

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY
415 N. QUAY STREET
KENNEWICK, WA 99336
509-735-9092 (O)
509-783-5475 (FAX)

EST ANNOUNCES 1st QUARTER 1998 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- May 14, 1998 --- Electronic Systems Technology Inc. (EST) (OTC: ELST), a manufacturer of wireless modems, today announced sales and results of operations for the three month period ending March 31, 1998.

EST reported sales for the first quarter 1998, of $409,214 compared to $316,027 for the same quarter in 1997, reflecting a an increase of 29%. Net income for the first quarter of 1998, was $58,662, or $0.01 per share, compared with net income of $19,691, or $0.003 per share, for the first quarter of 1996.

               Selected Statement of Operations Information
                               (Unaudited)
                                                  Three Months Ended
                                                March 31,      March 31,
                                                  1998           1997
                                                --------       --------
Sales                                         $  409,214     $  316,027
Net income before tax                             88,883         29,835
Net Income                                        58,662         19,691
Weighted average common shares outstanding     5,547,557      5,480,905
Basic Earnings per Share                      $     0.01      $   0.003
Diluted Earnings per Share                          0.01          0.003

                    Selected Balance Sheet Information
                               (Unaudited)

                                                March 31,   December 31,
                                                    1998           1997
                                                --------    -----------
Cash and cash equivalents                     $1,566,908     $1,466,760
Total current assets                           2,151,088      2,065,479
Property & equipment (net)                       131,747        132,924
Total assets                                   2,289,599      2,205,811
Total current liabilities                        102,339         77,213
Long-term debt                                       -0-            -0-
Stockholders' equity                           2,187,260      2,128,598

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patent for this technology.

Contact EST for more details.

APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.